Exhibit 16.1
December 10, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of GameStop Corp’s Form 8-K dated December 10, 2024, and have the following comments:

1.We agree with the statements made in the third and fourth sentences in the first paragraph, as well as the second, third, and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first and second sentences of the first paragraph or the fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP